EXHIBIT 99.1

Polo Ralph Lauren Reports First Quarter Fiscal 2010 Results

•	First Quarter Revenues Were $1.0 billion
•	First Quarter Diluted EPS Was $0.76
•	First Quarter Cash, Cash Equivalents and Short-Term Investments Were $1.1 billion

New York (August 5, 2009) – Polo Ralph Lauren Corporation (NYSE: RL) today reported net income of $77 million, or $0.76 per diluted share, for the first quarter of Fiscal 2010, compared to net income of $95 million, or $0.93 per diluted share, for the first quarter of Fiscal 2009.

“We continue to navigate well through uncertain times,” said Ralph Lauren, Chairman and Chief Executive Officer. “Each of our brands has a unique channel of distribution and is focused on a specific customer, enabling us to gain market share. Regardless of the near-term economic challenges, we continue to have a clear, compelling growth trajectory ahead of us and our Company has a longstanding track record of success,” Mr. Lauren added.

“The resilience of our first quarter profit margins demonstrates that we are executing sharply on matters within our control. We planned our business carefully and we maintain a disciplined approach to managing our operations around the world,” said Roger Farah, President and Chief Operating Officer. “The outlook for global consumer spending remains unpredictable and we are planning our business accordingly. While we remain cautious with our outlook, our brands are highly desired, we are in excellent financial condition and we remain committed to investing in our strategic growth objectives to support the long-term success of our Company.”

First Quarter Fiscal 2010 Income Statement Review

Net Revenues. Net revenues for the first quarter of Fiscal 2010 were $1.0 billion, 8% below net revenues for the comparable period last year. The decline in net revenues primarily reflects lower domestic wholesale sales, a reduction in same-store sales at the Company’s retail segment and an approximate 2% net unfavorable effect of foreign currency translation that more than offset the wholesale contribution of formerly licensed childrenswear and golf apparel products in Japan and high single digit constant currency growth in Europe.

•

Wholesale Sales. Wholesale sales of $520 million were 10% below the prior year period. Lower domestic shipment volumes and the net unfavorable effect of foreign currency translation more than offset the incremental benefit of formerly licensed childrenswear and golf apparel products in Japan.

•

Retail Sales. Retail sales declined 6% to $463 million, compared to $492 million in the first quarter of Fiscal 2009, reflecting a net reduction in comparable store sales and the net unfavorable effect of foreign currency translation. Comparable store sales, which now include RalphLauren.com, declined 9%, reflecting reductions of 25% at Ralph Lauren stores, 4% at factory stores and 15% at Club Monaco stores. RalphLauren.com sales increased 14% in the first quarter of Fiscal 2010.

•

Licensing. First quarter licensing royalties were $41 million, 12% below the comparable period in Fiscal 2009. A decline in Japanese product licensing revenues associated with the Company assuming direct control of childrenswear and golf apparel in Japan and lower fragrance licensing revenues were the primary causes of the year-over-year decline in licensing revenues.

Gross Profit. Gross profit for the first quarter declined 6% to $601 million from $638 million in the first quarter of Fiscal 2009, although the gross profit rate increased 140 basis points to 58.7%. The expansion in the gross profit rate reflects improved wholesale and retail segment margins, particularly in Europe and Japan, as well as supply chain cost savings initiatives.

Operating Expenses. Operating expenses declined 2% in the first quarter to $484 million, compared to $492 million in the first quarter of Fiscal 2009. Operating expenses as a percent of revenues were 47.3%, 310 basis points higher than last year, primarily as a result of lower sales and incremental expenses associated with newly acquired and emerging international businesses that were partially offset by Company-wide expense savings initiatives and a net favorable foreign currency effect.

Operating Income. Operating income for the first quarter of Fiscal 2010 was $117 million, 20% below the prior year period, and the operating margin was 11.4%, 180 basis points below the first quarter of Fiscal 2009. The declines in operating income and the operating margin rate reflect lower sales volumes and higher operating expenses associated with business expansion that were partially offset by the higher gross profit rate discussed above.

•

Wholesale Operating Income. Wholesale operating income was $76 million in the first quarter of Fiscal 2010, 29% below the prior year period, and the wholesale operating margin was 14.6%, 410 basis points below the prior year. Lower domestic shipment volumes, expenses associated with integrating the Japanese childrenswear and golf apparel operations and the net unfavorable effect of foreign currency translation more than offset an improved wholesale segment gross profit rate.

•

Retail Operating Income. Retail operating income was $70 million, 4% higher than the $67 million achieved in the first quarter of Fiscal 2009, and retail operating margin was 15.1% compared to 13.6% in the prior year period. The growth in retail operating income and the expansion in margin rate was a result of strong international performance and the benefit of restructuring actions taken in the fourth quarter of Fiscal 2009 that more than offset the decline in retail segment revenues.

•

Licensing Operating Income. Licensing operating income increased 6% to $26 million compared to $24 million in the first quarter of Fiscal 2009. The improvement in licensing operating income is primarily related to lower costs associated with the transition of formerly licensed operations to directly controlled operations that more than offset the decline in licensing revenue.

Net Income and Diluted EPS. Net income for the first quarter of Fiscal 2010 declined 19% to $77 million, compared to $95 million in the comparable period of Fiscal 2009, and net income per diluted share declined 18% to $0.76 per share from $0.93 last year. The declines in net income and net income per diluted share principally relate to the lower operating income discussed above that was partially offset by a lower effective tax rate of 33% in the first quarter of Fiscal 2010 compared to a 35% effective tax rate in the comparable period last year. The lower effective tax rate for the first quarter of Fiscal 2010 was primarily a result of favorable geographic income mix.

First Quarter Fiscal 2010 Balance Sheet Review

The Company ended the first quarter with $1.1 billion in cash and cash equivalents and short-term investments, or $671 million in cash and short-term investments net of debt (“net cash”), compared to $820 million in cash and cash equivalents and short-term investments and $414 million in net cash at the end of Fiscal 2009. The first quarter ended with inventory up 8% to $612 million from $568 million in the first quarter of Fiscal 2009. The year-over-year increase in inventory is primarily related to a quarterly shift in the timing of inventory receipts related to supply chain cost savings initiatives in addition to the incremental inventory assumed as a result of taking control of childrenswear and golf apparel products in Japan. The Company had $18 million in capital expenditures in the first quarter of Fiscal 2010, compared to $56 million in the prior year period.

Global Retail Store Network

During the first quarter, the Company opened two directly operated stores and closed three directly operated stores. At the end of the first quarter, the Company operated 325 stores with a total of approximately 2.5 million square feet compared to 317 stores with approximately 2.4 million square feet in the prior year period. The current retail group consists of 86 Ralph Lauren stores, 64 Club Monaco stores, 164 Polo factory stores and 11 Rugby stores. In addition, at the end of the first quarter, the Company’s international licensing partners operated 96 Ralph Lauren stores and 65 Club Monaco stores and dedicated shops.

Fiscal 2010 Outlook

The Company expects consolidated net revenues for Fiscal 2010 to decline by a high single digit rate. In the second quarter of Fiscal 2010, the Company expects both wholesale revenues and comparable store sales to decline by a low double digit rate, including a net unfavorable foreign currency translation effect. The Company expects operating expenses for the second quarter of Fiscal 2010 to be modestly below those in the comparable prior year period. The full year Fiscal 2010 tax rate is estimated at 35%.

Conference Call

As previously announced, the Company will host a conference call and live online webcast today, Wednesday, August 5, 2009, at 9:00 a.m. Eastern. Listeners may access a live broadcast of the conference call on the Company’s investor relations website at http://investor.ralphlauren.com or by dialing (719) 325-2199. To access the conference call, listeners should dial in by 8:45 a.m. Eastern and request to be connected to the Polo Ralph Lauren First Quarter Fiscal Year 2010 conference call.

An online archive of the broadcast will be available by accessing the Company’s investor relations website at http://investor.ralphlauren.com. A telephone replay of the call will be available from 1:00 P.M. Eastern, Wednesday, August 5, 2009 through 1:00 P.M. Eastern, Tuesday, August 11, 2009 by dialing (719) 457-0820 and entering passcode 9429524.

ABOUT POLO RALPH LAUREN

Polo Ralph Lauren Corporation (NYSE: RL) is a leader in the design, marketing and distribution of premium lifestyle products in four categories: apparel, home, accessories and fragrances. For more than 40 years, the Company's reputation and distinctive image have been consistently developed across an expanding number of products, brands and international markets. The Company's brand names, which include Polo by Ralph Lauren, Ralph Lauren Purple Label, Ralph Lauren Collection, Black Label, Blue Label, Lauren by Ralph Lauren, RRL, RLX, Rugby, Ralph Lauren Childrenswear, American Living, Chaps and Club Monaco, constitute one of the world's most widely recognized families of consumer brands. For more information, go to http://investor.ralphlauren.com.

This press release and oral statements made from time to time by representatives of the Company contain certain "forward-looking statements" concerning current expectations about the Company's future results and condition, including revenues, store openings, gross margins, expenses and earnings. Actual results might differ materially from those projected in the forward-looking statements. Among the factors that could cause actual results to materially differ include, among others, changes in the competitive marketplace, including the introduction of new products or pricing changes by our competitors, changes in the economy and other events leading to a reduction in discretionary consumer spending; risks associated with the Company's dependence on sales to a limited number of large department store customers, including risks related to extending credit to customers; risks associated with the Company's dependence on its licensing partners for a substantial portion of its net income and risks associated with a lack of operational and financial control over licensed businesses; risks associated with changes in social, political, economic and other conditions affecting foreign operations or sourcing (including foreign exchange fluctuations) and the possible adverse impact of changes in import restrictions; risks associated with uncertainty relating to the Company's ability to implement its growth strategies or its ability to successfully integrate acquired businesses; risks arising out of litigation or trademark conflicts, and other risk factors identified in the Company's Annual Report on Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS:

Polo Ralph Lauren

Investor Relations

James Hurley

212-813-7862

Polo Ralph Lauren

Corporate Communications

Julie Berman

212-583-2262

SOURCE: Polo Ralph Lauren Corporation

POLO RALPH LAUREN CORPORATION

CONSOLIDATED BALANCE SHEETS

(In millions)

(Unaudited)

	June 27, 2009	March 28, 2009

ASSETS
Current assets:
Cash and cash equivalents	$620.8	$481.2
Short-term investments	467.9	338.7
Accounts receivable, net of allowances	250.3	474.9
Inventories	612.4	525.1
Deferred tax assets	117.5	101.8
Prepaid expenses and other	137.2	135.0

Total current assets	2,206.1	2,056.7

Property and equipment, net	631.7	651.6
Deferred tax assets	97.8	102.8
Goodwill	976.8	966.4
Intangible assets, net	345.7	348.9
Other assets	242.7	230.1

Total assets	$4,500.8	$4,356.5

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$166.8	$165.9
Income tax payable	58.2	35.9
Accrued expenses and other	537.2	472.3
Current portion of debt	125.3	-

Total current liabilities	887.5	674.1

Long-term debt	292.5	406.4
Non-current liability for unrecognized tax benefits	126.5	154.8
Other non-current liabilities	363.3	386.1

Total liabilities	1,669.8	1,621.4

Stockholders' equity:
Common stock	1.1	1.1
Additional paid-in-capital	1,128.5	1,108.4
Retained earnings	2,537.3	2,465.5
Treasury stock, Class A, at cost	(980.7)	(966.7)
Accumulated other comprehensive income	144.8	126.8

Total stockholders' equity	2,831.0	2,735.1

Total liabilities and stockholders' equity	$4,500.8	$4,356.5

POLO RALPH LAUREN CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Prepared in accordance with Generally Accepted Accounting Principles (GAAP)

(In millions, except per share data)

(Unaudited)

	Three Months Ended
	June 27, 2009	June 28, 2008

Wholesale Net Sales	$519.5	$574.5
Retail Net Sales	463.0	492.4

Net Sales	982.5	1,066.9

Licensing Revenue	41.2	46.7

Net Revenues	1,023.7	1,113.6

Cost of Goods Sold (a)	(422.5)	(475.2)

Gross Profit	601.2	638.4

Selling, General & Administrative Expenses (a)	(478.9)	(486.5)
Amortization of Intangible Assets	(5.2)	(4.9)
Restructuring Charges	(0.4)	(0.4)
Total SG&A Expenses	(484.5)	(491.8)

Operating Income	116.7	146.6

Foreign Currency Gains (Losses)	0.9	0.1

Interest Expense	(6.6)	(7.0)

Interest and Other Income, Net	2.8	7.2

Equity in Income (Loss) of Equity-Method Investees	0.3	(0.7)

Income Before Provision for Income Taxes	114.1	146.2

Provision for Income Taxes	(37.3)	(51.0)

Net Income	$76.8	$95.2

Net Income Per Share - Basic	$0.77	$0.96

Net Income Per Share - Diluted	$0.76	$0.93

Weighted Average Shares Outstanding - Basic	99.2	99.5

Weighted Average Shares Outstanding - Diluted	101.5	102.1

Dividends declared per share	$0.05	$0.05

(a) Includes total depreciation expense of:	$(39.1)	$(41.2)

POLO RALPH LAUREN CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Prepared in accordance with Generally Accepted Accounting Principles (GAAP)

(In millions, except per share data)

(Unaudited)

SEGMENT INFORMATION

The net revenues and operating income for the periods ended June 27, 2009 and June 28, 2008 for each segment were as follows:

	Three Months Ended
	June 27, 2009	June 28, 2008

Net revenues:
Wholesale	$519.5	$574.5
Retail	463.0	492.4
Licensing	41.2	46.7
Total Net Revenues	$1,023.7	$1,113.6

Operating Income (Loss):
Wholesale	$75.9	$107.4
Retail	69.7	67.1
Licensing	25.7	24.2
	171.3	198.7
Less:
Unallocated Corporate Expenses	(54.2)	(51.7)
Unallocated Restructuring Charges	(0.4)	(0.4)
Total Operating Income	$116.7	$146.6

Constant Currency Financial Measures

(In millions)

(Unaudited)

Same - Store Sales Data

	Three Months Ended June 27, 2009 Percent Change
	As Reported	Constant Currency
Ralph Lauren Stores	(25%)	(22%)
Factory Stores	(4%)	(2%)
Club Monaco	(15%)	(15%)
RalphLauren.com	14%	14%
Total	(9%)	(7%)

Operating Segment Data

	Three Months Ended		Percent Change
	June 27, 2009	June 28, 2008	As Reported	Constant Currency
Wholesale Net Sales	$519.5	$574.5	(9.6%)	(7.2%)
Retail Net Sales	463.0	492.4	(6.0%)	(3.5%)
Net Sales	982.5	1,066.9	(7.9%)	(5.5%)
Licensing Revenue	41.2	46.7	(11.8%)	(11.7%)
Net Revenue	$1,023.7	$1,113.6	(8.1%)	(5.8%)